UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2006 (March 17, 2006)

NorthStar Realty Finance Corp.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32330 (Commission File Number)	11-3707493 (I.R.S. Employer Identification No.)

527 Madison Avenue, 16th Floor, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 319-8801
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On March 17, 2006, NorthStar Realty Finance Corp. (the “Company”) issued $450 million face amount of collateralized debt obligations in its sixth collateralized debt obligation financing (“CDO VI”) through two of its subsidiaries, N-Star REL CDO VI Ltd. (the “Issuer”) and N-Star REL CDO VI LLC (the “Co-Issuer”). Pursuant to an Indenture, dated as of March 17, 2006 (the “Indenture”), by and among the Issuer, the Co-Issuer, NS Advisors, LLC as advancing agent and Wells Fargo Bank, National Association, as trustee (the “Trustee”), the Issuer issued the following classes of rated notes: Class A-1 Notes, Class A-R Notes (together with the Class A-1 Notes, the “Class A Senior Notes”), Class A-2 Notes (together with the Class A Senior Notes, the “Class A Notes”), Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes, Class G Notes, Class H Notes, Class J Notes and Class K Notes (collectively, the “Rated Notes”) and the Income Notes (collectively, the “Notes”). The Rated Notes, other than the Class H Notes, Class J Notes and Class K Notes, constitute secured limited recourse debt obligations of the Issuer and Co-Issuer. $380 million face amount of the Notes were issued and sold in a private placement, including the Notes retained by the Company. The Class H Notes and Class J Notes constitute secured limited recourse debt obligations of the Issuer only. The Class K Notes and Income Notes constitute unsecured limited recourse debt obligations of the Issuer only. The Company retained the Class H Notes, Class J Notes, Class K Notes and Income Notes, which had an aggregate face amount of $101.7 million. The table below sets forth further information with respect to the structure of CDO VI:

Class of Notes	Moody’s/ S&P/Fitch Ratings	Principal Amount (dollars in thousands)	Expected Maturity Date[1]	Applicable Periodic Interest Rate[2]

Class A-1 Floating Rate Notes	Aaa/AAA/AAA	$174,800	2014	LIBOR + 0.330%

Class A-R Revolving Floating Rate Notes[3]	Aaa/AAA/AAA	$70,000	2014	LIBOR + 0.340%

Class A-2 Floating Rate Notes	Aaa/AAA/AAA	$27,225	2014	LIBOR + 0.380%

Class B Floating Rate Notes	Aa2/AA/AA	$21,825	2014	LIBOR + 0.440%

Class C Floating Rate Deferrable Interest Notes[4]	A1/A+/A+	$12,825	2014	LIBOR + 0.740%

Class D Floating Rate Deferrable Interest Notes[4]	A3/A-/A-	$13,950	2014	LIBOR + 0.940%

Class E Floating Rate Deferrable Interest Notes[4]	Baa1/BBB+/BBB+	$10,125	2014	LIBOR + 1.650%

Class F Floating Rate Deferrable Interest Notes[4]	Baa2/BBB/BBB	$7,650	2014	LIBOR + 1.850%

Class G Floating Rate Deferrable Interest Notes[4]	Baa3/BBB-/BBB-	$9,900	2014	LIBOR + 3.000%

Class H Floating Rate Deferrable Interest Notes[4,5]	Ba2/BB/BB	$6,075	2014	LIBOR + 4.250%

Class J Floating Rate Deferrable Interest Notes[4,5]	Ba3/BB/BB	$18,000	2014	LIBOR + 5.500%

Class K Floating Rate Deferrable Interest Notes[4,5]	B2/B/B	$13,950	2014	LIBOR + 8.000%

Income Notes[4,5]	Not Rated	$63,675	2014	N/A

1.	Reflects expected maturities. Contractual maturities are June 2041.
2.
Interest rate per annum; expressed to include a spread above LIBOR with respect to each Class of floating rate notes; based on a year of 360 days and actual number of days elapsed in the case of the floating rate notes; payable quarterly (except with respect to the initial payment date of June 16, 2006) in arrears on each payment date.

3.	The funded amount of the Class A-R Notes was $21,797,652 on March 17, 2006 and may increase and decrease from time to time.
4.	So long as any Class of Notes that is senior remains outstanding, any interest on these Notes not paid when due will be deferred and capitalized.
5.	Not offered.

The total value of the underlying collateral portfolio is expected to be approximately $450 million and is currently comprised of approximately 40.8% first mortgage loans, approximately 21.0% subordinate commercial mortgage loan interests, approximately 24.1% mezzanine loans, approximately 5.8% preferred equity interests, and approximately 8.2% real estate CDO securities. Through March 17, 2006, the Issuer had acquired, or entered into agreements to acquire approximately 88.5% of the assets that will comprise the fully-invested portfolio. Pursuant to Asset Transfer Agreements, dated as of March 17, 2006, two indirect subsidiaries of the Company sold such assets to the Issuer (the “Transferred Assets”) and such subsidiaries agreed to repurchase the Transferred Assets from the Issuer (or provide a qualifying substitute asset) in the event of a breach of the representations and warranties made by each such subsidiary with respect to the Transferred Assets. The Company has agreed to so repurchase any Transferred Asset, or provide such a qualifying substitute asset, in the event either such subsidiary fails to do so. Prior to March 17, 2006, the Company had financed the Transferred Assets through borrowings under its amended and restated master repurchase agreement, dated as of July 13, 2005, with Wachovia Bank, National Association (as amended through February 28, 2006, the “Master Repurchase Agreement”). The Company used a portion of the proceeds from the sale of the Transferred Assets to repay approximately $296.1 million of the amount outstanding under the Master Repurchase Agreement.

The Issuer entered into a Collateral Management Agreement with NS Advisors, LLC (the “Collateral Manager”), an indirect subsidiary of the Company, pursuant to which the Collateral Manager has agreed to advise the Issuer on certain matters regarding the collateral interests and other eligible investments securing the Notes in exchange for a fee which is payable on a quarterly basis in accordance with the priority of payments set forth in the Indenture. The Collateral Manager’s aggregate fee is equal to 0.39875% per annum of the net outstanding portfolio balance (the sum of (i) the aggregate principal balance of the collateral interests, including any impaired interests or written down interests, (ii) cash and eligible investments held in certain accounts pledged as security for payment the Notes, and (iii) the undrawn amount of commitments relating to the Class A-R Notes).

The Rated Notes represent limited recourse debt obligations of the Issuers payable solely from the collateral interests and other assets pledged under the Indenture and owned by the Issuer. To the extent the collateral interests and other pledged assets are insufficient to make payments in respect of the Rated Notes, neither of the Issuers will have any obligation to pay any further amounts in respect of the Rated Notes.

The Rated Notes have an initial weighted average interest rate of approximately 0.53% plus three-month LIBOR. Interest payments on the Rated Notes and distributions on the Income Notes are payable beginning on June 16, 2006, and, thereafter, quarterly on each September 16, December 16, March 16 and June 16, to and including June 16, 2041, the stated maturity date of the Notes. As advancing agent under the Indenture, the Collateral Manager may be required to advance interest payments due on the Class A Notes and Class B Notes on the terms and subject to the conditions set forth in the Indenture. As consideration for its obligation to advance interest payments, the Collateral Manager is entitled to receive a fee, payable on a monthly basis in accordance with the priority of payments set forth in the Indenture, equal to 0.00125% per annum on the aggregate outstanding principal amount of the Class A Notes and Class B Notes. If the Collateral Manager does not make a required interest advance, Wells Fargo Bank, National Association as back up advancing agent will be required to make such interest advance. Interest advances will not be made with respect to any interest shortfall unless the Collateral Manager or Wells Fargo Bank, National Association, as applicable, has determined in its sole discretion, exercised in good faith and, in respect of the Collateral Manager, in accordance with a standard of care consistent with that exercised by a servicer of CMBS, that the amount so advanced, plus interest expected to accrue thereon, will be recoverable from subsequent payments or collections with respect to the collateral interests.

Each Class of Notes will mature at par on June 16, 2041, unless redeemed or repaid prior thereto. Principal payments on each Class of Notes will be paid at the stated maturity in accordance with the priority of payments set forth in the Indenture. However, it is anticipated that the Rated Notes will be paid well in advance of the stated maturity date in accordance with the priority of payments in the Indenture. The weighted average lives of the Rated Notes are currently expected to be approximately 7 years. The calculation of the weighted average lives of the Rated Notes assumes certain collateral characteristics and that there are no prepayments, defaults or delinquencies on the collateral interests. There is no assurance that such assumptions will be met.

The Notes may be redeemed automatically via an auction call redemption if the Notes have not been redeemed in full on or after June 16, 2018, and if a successful auction of the collateral interests is completed in accordance with the terms of the Indenture (which requires, among other things, that the cash purchase price for such collateral interests, together with the balance of eligible investments and cash held by Issuer, is at least equal to the amount necessary to redeem the Notes and to pay certain other required amounts under the priority of payments set forth in the Indenture and any outstanding interest advances).

Subject to certain conditions described in the Indenture, on June 16, 2008 and on any interest payment date thereafter, the Issuer may redeem the Rated Notes and the Income Notes at the direction of holders of not less than 66 2/3% of the aggregate outstanding principal amount of the Income Notes.

The Rated Notes are also subject to a mandatory redemption on any interest payment date on which certain coverage tests set forth in the Indenture are not satisfied. Any mandatory redemption of the Rated Notes is to be paid for from interest and principal proceeds of the collateral interests in accordance with the priority of payments set forth in the Indenture, until the applicable coverage tests are satisfied.

If certain events occur which would make the Issuer subject to paying U.S. income taxes or would make certain payments to or from the Issuer subject to withholding tax, then the holders of not less than 66 2/3% of the aggregate outstanding principal amount of the Income Notes may require that the Issuer prepay all of the Rated Notes.

The redemption price for each Class of Notes is generally the aggregate outstanding principal amount of such Class, plus accrued and unpaid interest (including any unreimbursed interest advances and, with respect to the Class A-R Notes, any accrued and unpaid increased costs and commitment fees).

A Class of Rated Notes may be amortized by the Issuer if, during the reinvestment period, the Collateral Manager is unable to identify for purchase appropriate collateral interests that satisfy the reinvestment criteria and other requirements under the Indenture, and the Collateral Manager notifies the Trustee and the each rating agency of such election and the identity and principal amount of each Class of Rated Notes to be amortized.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Realty Finance Corp. (Registrant)

Date: March 23, 2006	By:	/s/ Mark E. Chertok
Mark E. Chertok
Chief Financial Officer